Filed Pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated December 4, 2013

To Prospectus dated February 28, 2011

Registration Statement No. 333-172488

Pricing Term Sheet

MONDELĒZ INTERNATIONAL, INC.

Pricing Term Sheet

€400,000,000 Floating Rate Notes due 2015

€750,000,000 1.125% Notes due 2017

€1,250,000,000 2.375% Notes due 2021

Summary of Terms

Issuer:	Mondelēz International, Inc. (“MDLZ”)

Offering Format:	SEC Registered

Title of Securities:	Floating Rate Notes due 2015 (the “Floating Rate Notes”) 1.125% Notes due 2017 (the “2017 Notes”) 2.375% Notes due 2021 (the “2021 Notes” and, together with the 2017 Notes, the “Fixed Rate Notes”)

Size:	€400,000,000 for the Floating Rate Notes €750,000,000 for the 2017 Notes €1,250,000,000 for the 2021 Notes

Maturity Date:	June 11, 2015 for the Floating Rate Notes January 26, 2017 for the 2017 Notes January 26, 2021 for the 2021 Notes

Issue Price (Price to Public):	100% for the Floating Rate Notes 99.655% for the 2017 Notes 99.196% for the 2021 Notes

Underwriting Discount:	15 bps for the Floating Rate Notes 25 bps for the 2017 Notes 35 bps for the 2021 Notes

Net proceeds to Issuer, before expenses:	€399,400,000 for the Floating Rate Notes €745,537,500 for the 2017 Notes €1,235,575,000 for the 2021 Notes

Interest Rate Index for the Floating Rate Notes:	Three-month EURIBOR (Reuters Page EURIBOR 01)

Spread to Index for the Floating Rate Notes:	+ 50 bps

Interest Payment and Reset Dates for the Floating Rate Notes:	Quarterly on March 11, June 11, September 11 and December 11, commencing March 11, 2014 to the Maturity Date.

Interest Determination Dates for the Floating Rate Notes:	Quarterly, two TARGET System Days prior to the applicable Interest Reset Date. With respect to the initial interest period, the Interest Determination Date shall be December 9, 2013.

Benchmark Government Security:	OBL 0.75% due February, 2017 for the 2017 Notes DBR 2.25% due September, 2020 for the 2021 Notes

Benchmark Government Security Yield:	0.342% for the 2017 Notes 1.125% for the 2021 Notes

Spread to Benchmark Government Security	+ 89.6 bps for the 2017 Notes + 137.4 bps for the 2021 Notes

Mid Swaps Yield:	0.658% for the 2017 Notes 1.569% for the 2021 Notes

Spread to Mid Swaps:	+ 58 bps for the 2017 Notes + 93 bps for the 2021 Notes

Yield to Maturity:	1.238% for the 2017 Notes 2.499% for the 2021 Notes

Coupon:	1.125% for the 2017 Notes 2.375% for the 2021 Notes

Interest Payment Date for the Fixed Rate Notes:	Annually on January 26, commencing January 26, 2015 to the Maturity Date.

Day Count Convention:	Actual/360 for the Floating Rate Notes Actual/Actual (ICMA) for the Fixed Rate Notes

Change of Control (CoC):	Upon the occurrence of both (i) a change of control of MDLZ and (ii) a downgrade of the notes below an investment grade rating by each of Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch, Inc. within a specified period, MDLZ will be required to make an offer to purchase the notes at a price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest to the date of repurchase.

Trade Date:	December 4, 2013

Settlement Date:	December 11, 2013 (T+5)

Listing:	MDLZ intends to apply to list the Floating Rate Notes and the Fixed Rate Notes on the New York Stock Exchange.

Form/Clearing Systems:	Registered form only. Deposited with a common depositary for Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V.

Common Code/ISIN:	100324199 / XS1003241996 for the Floating Rate Notes 100325101 / XS1003251011 for the 2017 Notes 100325144 / XS1003251441 for the 2021 Notes

Denominations:	€100,000 x €1,000

Anticipated Long-Term Senior Unsecured Debt Ratings*:	Moody’s: Baa1 (stable) S&P: BBB- (stable) Fitch: BBB (stable)

Use of Proceeds:	MDLZ intends to use the net proceeds from the sale of the notes for general corporate purposes, including to fund a cash tender offer for certain of its outstanding notes.

Underwriters:

Joint Book-Running Managers:

Credit Suisse Securities (Europe) Limited

HSBC Bank plc

Merrill Lynch International

Goldman, Sachs & Co.

J.P. Morgan Securities plc

Société Générale

Co-Managers:

Banca IMI S.p.A.

Banco Bilbao Vizcaya Argentaria, S.A.

Crédit Agricole Corporate and Investment Bank

Mitsubishi UFJ Securities International plc

Mizuho International plc

Santander Investment Securities Inc.

UBS Limited

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (Europe) Limited at +1 800 221 1037 or +44 (0) 20 7888 4021, HSBC Bank plc at +1 866 811 8049 or +44 (0) 20 7991 8888 or Merrill Lynch International at +1 800 294 1322.